Exhibit 1.01

Adesto Technologies Corporation

Conflict Minerals Report

For The Reporting Period January 1 to December 31, 2017

This Conflict Minerals Report (“CMR”) has been prepared by Adesto Technologies Corporation (herein referred to, alternatively, as “Adesto,” “we” and “our”).  This CMR for the reporting period January 1 to December 31, 2017 is presented to comply with the final conflict minerals implementing rules (“Final Rules”) promulgated by the Securities and Exchange Commission (“SEC”), as modified by SEC guidance issued on April 29, 2014 and the SEC order issued on May 2, 2014.  The Final Rules were adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 as codified in Section 13(p) of the Securities Exchange Act of 1934.  The Final Rules impose certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, tungsten, and gold.

To comply with the Final Rules, we conducted due diligence on the origin, source and chain of custody of the conflict minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to ascertain whether these conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD)  in any of these countries.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, Adesto is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’” and therefore makes no conclusion in this regard in the report presented herein.  Furthermore, given that Adesto has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I.     Product Overview

Adesto is a leading provider of application-specific, ultra-low power non-volatile memory, or NVM, products. Adesto optimizes its NVM products for Internet of Things applications including current and next-generation Internet-connected devices in the consumer, industrial, medical and wearables markets.

Adesto sells its products directly to leading original equipment manufacturers and original design manufacturers that manufacture products for its end customers. In general, Adesto works directly with its customers to have its NVM devices designed into and qualified for their products. Although Adesto maintains direct sales, support and development relationships with its end customers, most of its products are sold to those end customers through distributors.

Adesto offers six product families, DataFlash, Fusion Serial Flash, Standard Serial Flash, EcoXiP, Mavriq and Moneta, which are manufactured using two technology platforms: industry-standard “floating gate” technology and our proprietary Conductive Bridging Random Access Memory, or CBRAM, technology.

II.    Supply Chain Overview

Adesto employs a fabless manufacturing business model and relies on third-party suppliers for all phases of the manufacturing process, including fabrication, assembly and testing. These suppliers also are responsible for procurement of raw materials used in the production of its products.   For purposes of this CMR, references to our “products” refer to our hardware products, and references to our “suppliers” refer to our product suppliers.

III.   Conflict Minerals Analysis and Reasonable Country of Origin Inquiry

Based upon a review of our products and our reasonable country of origin inquiry (“RCOI”), we have concluded that:

•      our products contain conflict minerals that are necessary to the production or functionality of such products; and

•      we are unable to determine whether the conflict minerals present in our products originate in the Covered Countries.

We are therefore required by the Final Rules to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit thereto.

IV.  Design of Due Diligence Measures

Adesto designed its due diligence with respect to the source and chain of custody of the conflict minerals contained in its products based on the five-step framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”).

V.    Due Diligence Measures Performed by Adesto

Adesto performed the following due diligence measures in accordance with the OECD Guidance and the Final Rules:

OECD Guidance Step #1: Establish Strong Company Management Systems

•      Adesto maintains a Conflict Minerals Statement (the “Conflict Minerals Statement”) that sets forth (i) its commitment to complying with the Final Rules, (ii) its support of the Responsible Business Alliance’s position with respect to conflict minerals sourcing, and (iii) its intent to engage suppliers to conduct conflict minerals sourcing due diligence.  The Conflict Minerals Statement can be found at https://www.adestotech.com/wp-content/uploads/Adesto_Conflict_Mineral.pdf.

•      The implementation of Adesto’s RCOI, the conducting of due diligence on the source and chain of custody of Adesto’s necessary conflict minerals, and the drafting of the SEC filings required by the Final Rules are managed by Adesto’s quality assurance and supply chain departments, with support from Adesto’s outside legal counsel.  To the extent that red flags or other issues are identified in the supplier data acquisition or engagement processes, these issues and red flags will be addressed first by the responsible individuals within the quality assurance and supply chain departments, and will then subsequently be reported to Adesto’s Chief Financial Officer, as appropriate.

•      The quality assurance and supply chain staff responsible for conflict minerals compliance (i) have received training regarding conflict minerals compliance and (ii) are required to be familiar with Adesto’s Conflict Minerals Statement and with Adesto’s conflict minerals-related processes and procedures.

•      Records of material conflict minerals-related documentation are maintained electronically by Adesto for a period of five (5) years from the date of creation.

•      Adesto’s existing manufacturing suppliers have been provided with a copy of the Conflict Minerals Statement, and new manufacturing suppliers will be provided with a copy of the Conflict Minerals Statement as part of Adesto’s standard supplier onboarding process.

•      Adesto’s Whistleblower and Complaint Policy is designed to provide employees with a confidential or anonymous avenue of communication for reporting violations of (i) laws, governmental rules and regulations, (ii) internal accounting controls or accounting and auditing practices and policies or (iii) any other Adesto policies, including the Conflict Minerals Statement.

OECD Guidance Step #2: Identify and Assess Risk in the Supply Chain

•      Adesto requires that its suppliers complete in full the Responsible Minerals Initiative’s (the “RMI”) Conflict Minerals Reporting Template (the “CMRT”).  The CMRT is designed to provide Adesto with sufficient information regarding its suppliers’ practices with respect to the sourcing of conflict minerals to enable it to comply with its requirements under the Final Rules.

•      Adesto’s quality assurance and supply chain departments manage the collection of information reported on the CMRT by its suppliers.

•      Adesto utilizes escalating responses to address the failure of a supplier to provide the information required by the CMRT.

OECD Guidance Step #3: Design and Implement a Strategy to Respond to Identified Risks

•      If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Adesto determines that there is a reasonable risk that a supplier is sourcing conflict minerals that are directly or indirectly financing or benefiting armed groups, Adesto will enforce the Conflict Minerals Statement by means of a series of escalations, as appropriate.

•      Such escalations may range from engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Adesto from the applicable supplier.

OECD Guidance Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Given that we do not have a direct relationship with the smelters and refiners that process the conflict minerals that are present in our products, we rely on the RMI to conduct third-party audits of smelters and refiners.

OECD Guidance Step #5: Report on Supply Chain Due Diligence

As required by the Final Rules, we have filed a Form SD and a Conflict Minerals Report as an exhibit thereto for the 2017 calendar year reporting period.  The Form SD and Conflict Minerals Report are also available on our website at http://ir.adestotech.com/financial-information/sec-filings.

VI.  Smelters and Refiners Identified

As a result of Adesto’s reasonable country of origin inquiry, five suppliers, representing 100% of suppliers, provided completed CMRTs to Adesto.  The suppliers providing completed CMRTs to Adesto identified the names of 115 smelters and refiners from which they source conflict minerals.  Of those smelters and refiners,  100%  are conformant with the assessment protocols of the RMI’s Responsible Minerals Assurance Process; however, as noted above, Adesto has not voluntarily elected to describe any of its products as “DRC conflict free.”  With respect to these smelters and refiners, although we were not able to determine the mines or locations of origin of the conflict minerals sourced from such smelters and refiners, we were able to determine their country locations.  Attached as Addendum A to this CMR is a list of such country locations, grouped according to the specific conflict mineral processed by such smelters and refiners.

VII. Steps to Mitigate Risk

Adesto intends to take the following steps to mitigate the risk that its necessary conflict minerals benefit armed groups:

•      Continue to engage with suppliers to obtain complete CMRTs;

•      Support the development of supplier capabilities to perform conflict minerals-related due diligence; and

•      provide ongoing training regarding emerging best practices and other relevant topics to quality assurance and supply chain staff responsible for conflict minerals compliance.

FORWARD LOOKING STATEMENTS

Statements relating to due diligence improvements  are forward-looking in nature and are based on Adesto’s management's current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Adesto’s control and which could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third-party materials or references to websites (including Adesto’s) are not incorporated by reference in, or considered to be a part of, this CMR, unless expressly incorporated by reference herein.

Addendum A

Smelter and Refiner Country Locations by Conflict Mineral

Conflict Mineral	Country Location
Tin	BOLIVIA BRAZIL INDONESIA MALAYSIA PERU THAILAND
Tungsten	CHINA
Tantalum	CHINA KAZAKHSTAN THAILAND UNITED STATES OF AMERICA
Gold

AUSTRALIA

AUSTRIA

BELGIUM

BRAZIL

CANADA

CHINA

GERMANY

INDIA

INDONESIA

ITALY

JAPAN

KAZAKHSTAN

KOREA, REPUBLIC OF

KYRGYZSTAN

MEXICO

NETHERLANDS

PHILIPPINES

RUSSIAN FEDERATION

SINGAPORE

SOUTH AFRICA

SPAIN

SWEDEN

SWITZERLAND

TAIWAN, PROVINCE OF CHINA

THAILAND

TURKEY

UNITED ARAB EMIRATES

UNITED STATES OF AMERICA

UZBEKISTAN